Exhibit 10.3

AMENDMENT No. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of September 28, 2018, by and between Thomas Reeg, an individual (the “Executive”), and Eldorado Resorts, Inc. (the “Company”) and is effective January 1, 2019.

WHEREAS, Executive and the Company are party to that certain Amended and Restated Employment Agreement, dated as of January 17, 2018 (the “Employment Agreement”);

WHEREAS, the board of directors of the Company has approved a new executive organizational structure and, accordingly, the promotion of the Executive, in each case effective on January 1, 2019;

WHEREAS, the parties desire to amend the Employment Agreement in order to modify the Executive’s position and modify the Executive’s compensation to reflect such position;

WHEREAS, Article 18 of the Employment Agreement permits amendment of Employment Agreement by means of a written agreement executed by the Company and Executive; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Article 2 of the Employment Agreement is hereby replaced in its entirety with the following revised Article 2:

“Article 2. Term of Employment.

The Term of Employment shall begin on the Effective Date, and shall extend until January 1, 2022 (the “Initial Term”), with automatic one (1) year renewals (each a “Renewal Term”) upon the expiration of the Initial Term or the current Renewal Term, as applicable, unless either Party notifies the other at least three (3) months before the scheduled expiration date that this Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Article 10.”

2. Section 3(a) of the Employment Agreement is hereby replaced in its entirety with the following revised Section 3(a):

“(a) During the Term of Employment, the Executive shall serve as Chief Executive Officer of the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Board or the Executive Chairman of the Company. The Executive shall also be nominated for election as a member of the Board, at all applicable times during the Term of Employment. During his employment with the Company, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.”

3. Article 4 of the Employment Agreement is hereby replaced in its entirety with the following revised Article 4:

“Article 4. Base Salary.

The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than one million six hundred thousand dollars ($1,600,000). The Base Salary shall be reviewed annually for increase in the discretion of the Compensation Committee.”

4. Article 5 of the Employment Agreement is hereby replaced in its entirety with the following revised Article 5:

“Article 5. Annual Incentive Award.

During the Term of Employment, the Executive shall be eligible for an annual incentive award with payout opportunities that are commensurate with his position and duties, as determined by the Compensation Committee in its discretion. During the Term of Employment, the Executive’s target annual incentive award opportunity will be equal to one hundred fifty percent (150%) of the Executive’s Base Salary. The Executive’s annual incentive award opportunities shall be based on Company and individual performance goals determined, and subject to change, by the Compensation Committee in its discretion. The Executive shall be paid his annual incentive award no later than other senior executives of the Company are paid their annual incentive award.”

5. Article 6 of the Employment Agreement is hereby replaced in its entirety with the following revised Article 6:

“Article 6. Long-Term Incentive Awards.

The Executive shall be eligible to participate in the Company’s long-term incentive plan on terms commensurate with his position and duties, as determined by the Compensation Committee in its discretion. Program design, including but not limited to performance measures and weighting shall be determined by the Compensation Committee in its discretion. During the Term of Employment, the Compensation Committee will consider setting the Executive’s target annual long-term incentive award opportunity equal to three hundred percent (300%) of the Executive’s Base Salary.”

6. Section 14(b) of the Employment Agreement is hereby replaced in its entirety with the following revised Section 14(b):

“(b) Obligations of the Company upon Certain Terminations in Connection with a Change in Control. If, during the two (2) year period beginning on the date of a Change in Control, the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), or 10(e)), or the Executive’s employment is terminated by the Executive for Good Reason, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 13, the Executive shall be entitled to the following benefits:

(i)	The Accrued Rights Payment;

(ii)

A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to two and ninety-nine hundredths (2.99) times the sum of: (A) the Executive’s Base Salary in effect at the Date of Termination or, if higher, at the date of the Change in Control, and (B) the Target Bonus for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control;

(iii)

A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, of the Target Bonus for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control; provided however, that such amount shall be adjusted on a Pro Rata basis; and

(iv)

A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the total premiums the Executive would be required to pay for twenty-four (24) months of COBRA continuation coverage under the Company’s health benefit plans (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Executive’s Date of Termination (the “CIC COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the CIC COBRA Payment, nor shall the Executive be required to apply the CIC COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage.”

7. References. All references in the Employment Agreement to “Agreement” and any other references of similar effect shall hereafter refer to the Employment Agreement as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

8. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

9. Governing Law. This Amendment is to be interpreted, construed and governed according to the laws of the State of Nevada without regard to conflicts of laws.

10. Counterparts. The Parties hereto may execute this Amendment in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Eldorado Resorts, Inc.

By:	/s/ Gary Carano
Name:	Gary Carano
Title:	Chief Executive Officer

[AMENDMENT TO EMPLOYMENT AGREEMENT]

ACCEPTED AND AGREED:

/s/ Thomas Reeg
Thomas Reeg

[AMENDMENT TO EMPLOYMENT AGREEMENT]